UNITED STATES SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C.  20549

                               PROXY STATEMENT
      Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                            PIER 1 IMPORTS, INC.
              (Name of Registrant as Specified In Its Charter)


                            PIER 1 IMPORTS, INC.
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                              PRELIMINARY COPY

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102






                                                                May 20, 1998



Dear Shareholder:

  On behalf of the Board of Directors and Management, you are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Thursday, June 25, 1998, at the Fort Worth Club, Horizon Room, 306 West 7th Street, 12th Floor, Fort Worth, Texas. The formal Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. Please read them carefully.

  It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, please complete the proxy card located in the envelope's address window by indicating your vote on the issues presented and sign, date and return the proxy in the prepaid envelope provided. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.


                                Sincerely,


                                Clark A. Johnson
                                Chairman and Chief Executive Officer

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                          Fort Worth, Texas  76102


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held June 25, 1998


  The Annual Meeting of Shareholders of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), will be held on June 25, 1998, at 10:00 a.m., local time, at the Fort Worth Club, Horizon Room, 306 West 7th Street, 12th Floor, Fort Worth, Texas for the following purposes:

     (1) To elect six Directors to hold office until the next Annual Meeting of Shareholders.

     (2) To amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 500,000,000.

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only holders of record of Common Stock at the close of business on May 6, 1998, are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote will be available for examination at the Company's offices at 301 Commerce Street, Suite 600, Fort Worth, Texas by any Company Shareholder during ordinary business hours for a period of ten days prior to the date of the Annual Meeting.

  To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

                                        By Order of the Board of Directors,




                                        J. Rodney Lawrence
                                        Senior Vice President and Secretary
May 20, 1998
Fort Worth, Texas

               PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY,
        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102

                          ________________________


                               PROXY STATEMENT
                                     For
                       ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 25, 1998


  This Proxy Statement is being furnished to the holders of Common Stock, par value $1.00 per share (the "Common Stock") of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on June 25, 1998, and at any adjournments or postponements thereof. Shareholders representing a majority of the Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the meeting. The Board of Directors has fixed the close of business on May 6, 1998, as the record date for the determination of the Shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, _____________________ shares of Common Stock were outstanding and entitled to be voted at the meeting. Each share of Common Stock entitles the registered holder thereof to one vote on each matter submitted to a vote at the meeting.

  All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to the meeting, unless the proxies have been properly revoked prior to voting, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors, as noted in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at 301 Commerce Street, Suite 600, Fort Worth, Texas 76102 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). With regard to all items submitted for Shareholder vote, abstentions are not counted as voting for approval of a matter and, therefore, will have the same effect as a vote "against" the matter, even though the Shareholder may interpret such action differently. Votes withheld, including broker non-votes, are neither counted as voting for nor against a matter and, therefore, as to that matter will not be treated as shares present and will be disregarded.

  The accompanying proxy also covers shares of Common Stock held for participants in the Company's Stock Purchase Plan and will serve as voting instructions for the Plan administrators to vote such shares.

  This Proxy Statement and the accompanying proxy are being first sent to Shareholders on May 20, 1998.


                            ELECTION OF DIRECTORS

  Six Directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, proxies will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend. Directors will be elected by holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. The persons listed below are Directors of the Company now in office and are nominees for re-election. The Board of Directors recommends a vote "FOR" the nominees.

Nominees for Directors

CLARK A. JOHNSON

  Clark A. Johnson, age 67, has served as Chairman and Chief Executive Officer of the Company and has been a member of the Executive Committee since March 1988. He has been a Director of the Company since March 1983. From May 1985 to March 1988, Mr. Johnson served as President and Chief Executive Officer of the Company. He is a Director of Albertson's Inc., InterTAN, Inc. and Metro Media International Group.


MARVIN J. GIROUARD

  Marvin J. Girouard, age 58, has served as President and Chief Operating Officer of the Company and as a Director since August 1988. From May 1985 until August 1988, he served as Senior Vice President - Merchandising of Pier 1 Imports (U.S.), Inc., a wholly owned subsidiary of the Company.


SALLY F. McKENZIE

  Sally F. McKenzie, age 69, has been a Director of the Company since November 1985 and is a member of the Audit Committee. Mrs. McKenzie has served as a civic leader on a local, regional and national basis for over six years.


JAMES M. HOAK, JR.

  James M. Hoak, Jr., age 54, has been a Director of the Company since September 1991 and is Chairman of the Executive Committee and a member of the Audit Committee and the Compensation Committee. He served as Chairman of Heritage Media Corporation from its inception in August 1987 to its sale in August 1997, and has served as Chairman of Hoak Capital Corporation since September 1991, as Chairman and President of James M. Hoak & Company since April 1995, and as Chairman of HBW Holdings, Inc. since July 1996. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, Inc. and as its Chairman and Chief Executive Officer from August 1987 to December 1990. From February 1991 to January 1995, he served as Chairman and Chief Executive Officer of Crown Media, Inc. He is also a Director of Dynamex, Inc., PanAmSat Corporation and Texas Industries, Inc. He is a former Governor of the American Stock Exchange.


MARTIN L. BERMAN

  Martin L. Berman, age 58, has been a Director of the Company since June 1994 and is Chairman of the Audit Committee and a member of the Executive Committee. Since April 1995, he has been Chairman, Chief Executive Officer and a principal of Palisade Capital Management L.L.C. and since August 1996 he has been Chief Executive Officer of Palisade Capital Securities, L.L.C., a related company. From 1990 to April 1995, he served as a managing director at Smith Barney Inc., prior to which he served as a managing director at Drexel Burnham Lambert, Incorporated.


CRAIG C. GORDON

  Craig C. Gordon, age 43, has been a Director of the Company since March 1995, and is Chairman of the Compensation Committee. He has served as President of Off-The-Record Research since November 1994. From April 1987 to March 1995, he was a principal of RCM Capital Management.


Board Meetings, Committees and Fees

  During the last fiscal year, the Board of Directors of the Company met on four occasions and took action by unanimous written consent in lieu of a meeting on one occasion. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he or she served.

  Each Director who was not an officer of the Company was paid a fee of $33,000 during the past fiscal year and also received $1,750 for each Board meeting attended, and $750 for each committee meeting attended. Directors receive annual grants of stock options covering 4,500 shares per Director under the Non-Employee Director Stock Option Plan and are eligible to participate in the Company's Stock Purchase Plan by contributing monthly up to the full amount of their Director fees and receiving matching contributions from the Company of 50% of their contributions, excluding contributions made from Board meeting fees and committee fees. In addition, during the past fiscal year Messrs. Hoak, Berman and Gordon each received $3,600 for their service on a special committee to investigate and make recommendations on the trading losses which occurred in 1995. Directors of the Company who are employees of the Company serve without compensation for their services as Directors of the Company.

  Executive Committee. The Executive Committee is entitled to exercise all powers of the Board when the Board is not in session to the extent permitted by law and the Bylaws. The Executive Committee took action by unanimous written consent in lieu of a meeting on one occasion during the last fiscal year. Executive Committee members are Directors Hoak (chairman), Johnson and Berman. During the last fiscal year, the Executive Committee also included former director Charles R. Scott.

  The Executive Committee also performs the functions of the nominating committee and is responsible for considering and making recommendations to the Board regarding nominees for election to the Board and Board Committee assignments. The Executive Committee will consider recommendations submitted by Shareholders for nominees for election to the Board.

  Audit Committee. The Audit Committee recommends independent auditors for appointment by the Board and is responsible for reviewing the financial condition of the Company and its internal controls. It also reviews audit and other reports of the independent auditors and actions to be taken thereon by management. The Audit Committee held five meetings during the last fiscal year. Audit Committee members are Directors Berman (chairman), McKenzie and Hoak.

  Compensation Committee. The Compensation Committee establishes and administers incentive-based compensation plans for senior executive officers and reviews and makes recommendations to the Board concerning other compensation policies. The Compensation Committee held three meetings and took action by unanimous written consent on three occasions during the last fiscal year. Compensation Committee members are Directors Gordon (chairman) and Hoak.

Security Ownership of Management

  The following table indicates the ownership on April 1, 1998, of the Company's Common Stock by each Director and nominee, each executive officer named in the Summary Compensation Table, and all Directors and executive officers as a group:

                                 Shares      Percent
                              Beneficially     of
Name                           Owned(1)(2)    Class
----                           -----------   ------
Martin L. Berman. . . . . . .     33,007       *
Marvin J. Girouard. . . . . .    853,690      1.3%
Craig C. Gordon . . . . . . .     18,592       *
James M. Hoak, Jr.. . . . . .    106,653       *
Clark A. Johnson. . . . . . .    617,270       *
Sally F. McKenzie . . . . . .      8,296       *
Jay R. Jacobs . . . . . . . .     31,714       *
Stephen F. Mangum . . . . . .     27,559       *
Charles H. Turner . . . . . .     18,813       *
All Directors and Executive
  Officers as a Group . . . .  2,013,020     2.9%

------------------

(1) Included in the table are shares acquired through and held by the Company's Stock Purchase Plan. Also included in the table are shares issuable within 60 days of April 1, 1998, to Mr. Girouard (260,589 shares), Mr. Gordon (4,500 shares), Mr. Hoak (27,675 shares), Mr. Johnson (152,408 shares), Mrs. McKenzie (4,500 shares), Mr. Berman (18,225 shares), Mr. Jacobs (15,150 shares), Mr. Mangum (9,000 shares), Mr. Turner (2,075 shares) and to all Directors and Executive Officers as a group (632,202 shares), upon the exercise of stock options granted pursuant to the Company's 1980 and 1989 Stock Option Plans.

(2) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to his or her shares.

  *  Represents less than 1% of the outstanding shares of such class.


Security Ownership of Certain Beneficial Owners

  The following table indicates the ownership on April 1, 1998, by each person who was known by the Company to own beneficially five percent or more of any class of the Company's Common Stock:


Name and                               Shares            Percent
Address of                          Beneficially           of
Beneficial Owner                        Owned             Class
--------------------                -------------       ---------

Putnam Investments, Inc.            5,204,529 (1)         7.7%
One Post Office Square
Boston, Massachusetts

------------------

(1) Includes 866,535 shares over which such company has shared voting power and 5,204,529 shares over which it has shared dispositive power.

                           EXECUTIVE COMPENSATION

  The following table sets forth a summary of the compensation with respect to the past three fiscal years for services rendered in all capacities to the Company and its subsidiaries by the Chief Executive Officer and the four other most highly compensated executive officers.

                                          Summary Compensation Table
                                        Annual Compensation            Long-Term Compensation
                                 ---------------------------------   ---------------------------
                                                         Other                        Securities     All
    Name and             Fiscal                        Annual (1)     Restricted      Underlying   Other(3)
Principal Position        Year    Salary      Bonus   Compensation   Stock Awards(2)  Options(#) Compensation
------------------       ------  --------   --------  ------------   ---------------  ----------  -----------
Clark A. Johnson          1998   $700,000   $787,500    $55,791        $962,500         77,500     $154,454
Chairman and Chief        1997    625,000    703,125     54,452          93,757        261,585       84,764
  Executive Officer       1996    625,000    625,000     51,522          93,759         54,218       98,400

Marvin J. Girouard        1998    600,000    675,000     42,296         481,250        100,000      171,151
President and Chief       1997    425,000    478,125     34,652          53,121        208,232      120,769
  Operating Officer       1996    392,000    352,800     23,573          49,001         28,338       96,111

Stephen F. Mangum         1998    315,000    236,250    102,457         231,000         48,000        5,250
Senior Vice President,    1997    161,500    120,000     66,399           --            45,000          150
  Chief Financial Officer
  and Treasurer(4)

Charles H. Turner         1998    195,000    146,250     26,948         231,000         48,000       24,798
Senior Vice President,    1997    180,000    110,000     17,693           --            30,000       11,501
  Stores                  1996    160,000     70,000     16,399           --            15,000        8,730

Jay R. Jacobs             1998    185,000    138,750     20,635         231,000         48,000       19,741
Senior Vice President,    1997    155,000     95,000     18,853           --            30,000       10,563
  Merchandising           1996    130,000     60,000     15,016           --            15,000       21,020

----------------

(1) Includes reimbursements for club dues, automobile expenses, financial planning, medical expenses and moving expenses, if applicable.

(2) Dollar value of restricted stock is computed using the closing price of the Common Stock, on the date of grant of the restricted stock.  Recipients of such restricted stock awards will receive cash dividends paid on such stock.  Restricted stock grants for fiscal years 1996 and 1997 held by Messrs. Johnson and
    Girouard will vest at the times and to the extent that 25% of the stock options granted in conjunction with the award of restricted stock are exercised.  The fiscal year 1998 restricted stock grants to
    Messrs. Johnson, Girouard, Mangum, Turner and Jacobs were granted on December 23, 1997 and will vest 25%
    annually on each of the four anniversaries of the date of grant.  The total amount and the dollar value of restricted stock held at February 28, 1998, were:  Mr. Johnson, 67,938 shares ($1,817,342); Mr.
    Girouard, 62,800 shares ($1,679,900);  Mr. Mangum, 12,000 shares ($321,000); Mr. Turner, 12,000 shares
    ($321,000) and Mr. Jacobs, 12,000 shares ($321,000).

(3) Includes Company matching contributions in fiscal year 1998 for Messrs. Johnson, Girouard, Turner and
    Jacobs of $12,685, $5,838, $4,915, and $2,573, respectively, under the Company's 401(k) Retirement Plan, of $74,197, $38,149, $5,945, and $4,803, respectively, under the Company's Benefit Restoration Plan, and of $67,572, $127,163, $13,938 and $12,365, respectively, under the Company's Stock Purchase Plan.
    Includes contributions for Mr. Mangum of $5,250 under the Company's Stock Purchase Plan.

(4) Mr. Mangum's compensation for fiscal year 1997 reflects employment from August 1996 through the end of the 1997 fiscal year.

    The Company has entered into Post-Employment Consulting Agreements with Messrs. Johnson, Girouard, Mangum, Turner, Jacobs and four other executive officers (individually, an "Executive"). Upon termination of the Executive's employment by the Company prior to retirement other than for "cause" or by the Executive for "good reason," as defined in the agreements, the Company will retain the Executive as a consultant for a maximum of two years, depending on the Executive's number of years of service as an officer of the Company, and pay a monthly fee equal to his base salary immediately prior to termination divided by twelve. The Executive will also receive 50% of the Executive's cost for continuing medical and dental insurance coverage. If the Executive enters into employment during the consulting period that provides compensation equal to or greater than the amount of the consulting fees, the Company will pay the Executive an immediate one-time payment in the amount of 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid prior to reemployment. If the Executive enters into employment during the consulting period that provides compensation less than the consulting fees, the Company will reduce the monthly consulting fee by the amount of the monthly compensation for reemployment and at the end of the consulting period will pay the Executive 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid.

    The Company maintains two Supplemental Retirement Plans to aid in attracting and retaining key executives. Messrs. Johnson, Girouard and two other executive officers participate and are fully vested in a plan which provides that upon death, disability, retirement or other termination (but commencing at retirement age), a participant will receive annual benefits over 15 years (or a discounted lump-sum) which, when added to Social Security retirement benefits, generally equal his vested percentage of 50% of the participant's highest average annual salary and bonus (based on a three-year average), but in no event more than $500,000. If a participant retires after age 65, the percentage of his highest average annual salary and bonus used to calculate his benefit is increased above 50% by 5% for each year of service after age 65, but not greater than 65%. All participants in the plan have elected to receive benefits in a lump-sum distribution. Messrs. Mangum, Turner, Jacobs and two other executive officers participate in a different supplemental retirement plan which provides that upon death, disability, retirement or other termination (but commencing at retirement age), a participant will receive an annuity based on annual benefits which, when added to Social Security retirement benefits, generally equal a percentage (calculated as 3% multiplied by the participant's total number of years of service to a maximum of 60%) of the participant's highest average annual salary and bonus (based on a three-year average), but in no event more than $500,000. If a participant retires prior to age 65, the percentage of his highest average annual salary and bonus used to calculate his benefit is reduced by 5% for each year his retirement precedes age 65. Benefits vest for each participant at the rate of 10% per year of participation in the plan. Messrs. Mangum, Turner and Jacobs each have 1 year, 6 years and 20 years, respectively, of credited service and 1 year, 2 years and 2 years, respectively, of participation in the plan.

                    Option Grants in the Last Fiscal Year

    The following table sets forth information relating to stock options granted during the fiscal year ended February 28, 1998, to the executive officers named in the Summary Compensation Table.

                     Number of     % of Total
                    Securities       Options
                    Underlying     Granted to      Exercise
                      Options     Employees in       Price      Expiration    Grant Date
Name                Granted(1)     Fiscal Year  (per share)(2)     Date    Present Value(3)
----                ----------     -----------  --------------  ---------- ----------------
Clark A. Johnson        77,500       13.63%          $19.25      12/23/07      $605,585
Marvin J. Girouard     100,000        17.59           19.25      12/23/07       781,400
Stephen F. Mangum       48,000         8.44           19.25      12/23/07       375,072
Charles H. Turner       48,000         8.44           19.25      12/23/07       375,072
Jay R. Jacobs           48,000         8.44           19.25      12/23/07       375,072

----------------

(1) Options to Messrs. Johnson, Girouard, Mangum, Turner and Jacobs covering 77,500, 100,000,
    48,000, 48,000 and 48,000, respectively, were granted on December 23, 1997, and become exercisable in annual installments of 25% on each of the four anniversaries of the date of grant.  An employee may elect to satisfy his income tax withholding obligations by the delivery of previously owned shares or the withholding of shares otherwise issuable upon exercise of the option.  Options will terminate at the time of termination of employment if the termination is for cause or for resignation without the consent of the Company, or three months after termination in the case of any other termination, or one year after death or disability.

(2) Exercise price is equal to the current market value at the date of grant.

(3) The present value of options on the date of grant was determined using a variation of the
    Black-Scholes option pricing model.  The estimated values under the Black-Scholes option pricing model are based on the following assumptions at the time of grant: an exercise price equal to the fair market value of the underlying Common Stock; option term of 6 years; interest rate of 5.68%, which represents the interest rate at such option grant date of U.S. treasury securities having a five-year maturity; dividend payment rate of
    $.16 per share per year; and a volatility factor of 34.4%, which is based on Common Stock prices for a six-year period prior to the date of grant.  For purposes of determining these option valuations, a term of six years was used for the length of the option term rather than the actual 10-year option term.  Six years represents the historical average length of time from grant date to exercise date for all options previously granted by the
    Company.  The five-year term for U.S. treasury securities is the term nearest the six-year period used for the option term for which interest rate data was available.  These assumptions were made as of the time of grant and may or may not be valid assumptions at later points in time.  The actual value, if any, that an executive may realize from the options will be the excess of the market price of the Common Stock on the day of exercising the options over the exercise price of the options. The actual value may or may not be near the value estimated in the table.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides information relating to the exercise of stock options by the executive officers named in the Summary Compensation Table during the last fiscal year, and the number and value of exercisable and unexercisable stock options held by such officers at February 28, 1998.

                                                          Number of
                                                         Securities
                                                         Underlying            Value of Unexercised
                                                         Unexercised               In-the-Money
                                                           Options                    Options
                                                     at Fiscal Year-End        at Fiscal Year-End(1)
                                                  ------------------------   -------------------------
                  Shares Acquired    Value
Name                on Exercise   Realized(2)   Exercisable  Unexercisable   Exercisable Unexercisable
-----             --------------  -----------   -----------  -------------   ----------- -------------
Clark A. Johnson      207,026     $3,073,571      152,408        221,847     $2,551,243  $2,914,352
Marvin J. Girouard       __             __        260,589        211,200      4,900,233   2,530,257
Stephen F. Mangum        --             --          9,000         84,000        142,250     929,000
Charles H. Turner      29,245        530,081          --          89,375            --    1,096,280
Jay R. Jacobs           3,150         57,632       13,750         85,725        246,154   1,016,705

-----------------

(1) Computed as the difference between the option exercise prices and $26 3/4 (the closing price of the Common Stock at fiscal year-end).

(2) Computed as the difference between the option exercise prices and the closing market price of the
    Common Stock at the date of exercise.

Board of Directors Compensation Committee Report on Executive Compensation

     The Compensation Committee, which is composed entirely of independent, non-employee directors, establishes and administers incentive-based compensation plans for the senior executives, who are the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and recommends to the Board of Directors other compensation for the senior executives and compensation for such other officers as the Compensation Committee deems appropriate. The Compensation Committee from time to time retains an independent consultant to assist the Committee in determining compensation levels and programs.

     The Company's overall management compensation philosophy reflects a strong incentive orientation with an aim that more than half of potential senior executive compensation result from performance-based compensation plans. In addition to base salary, executive compensation can include annual bonus, stock options, restricted stock, benefits and perquisites. As management responsibility increases, a greater portion of the executive's compensation is directed toward performance-based programs with larger percentages of potential compensation related to the price of the Company's Common Stock. These incentive programs involve short-term bonus plans to reward annual performance and long-term, stock-based plans to reward the enhancement of shareholder value.

     Section 162(m) of the Internal Revenue Code generally prohibits publicly held companies such as the Company from deducting from corporate income all compensation paid to the chief executive officer or any of the four other most highly compensated officers that exceeds for each officer $1,000,000 during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders will not be subject to this deduction limitation. It is the intent of the Compensation Committee to take reasonable measures to obtain full corporate tax deductions for compensation paid to the Company's executive officers. In this connection, the Compensation Committee intends for awards under the Senior Management Annual Bonus Plan and the Company's employee stock option plan to qualify for the performance-based compensation exclusion applicable to the deduction limitation.

     Base salary levels of senior executive officers are reviewed annually by the Compensation Committee. Salaries are based primarily upon Company growth and individual performance of the executive during the preceding year. The Compensation Committee considers the factors it deems relevant, but does not assign specific weights to different factors. For the 1998 fiscal year the salary of the Chief Executive Officer increased $75,000 to $700,000.

     During the 1998 fiscal year, the Company maintained an annual bonus plan for senior executives and other employees that paid bonus awards based on the attainment of budgeted levels of pretax income, excluding certain non-recurring items. The Compensation Committee believes that pretax operating income is the main determinant for establishing shareholder value. The target bonus for the Chief Executive Officer and the Chief Operating Officer was 75% of base salary for fiscal 1998 pretax income attaining a level 22% higher than pretax income for the prior year. The plan provided for a minimum bonus of 15% of base salary for pretax income increasing 3% over the prior year and a maximum bonus of 113% of base salary for pretax income increasing 36% over the prior year. The target bonus amounts for other plan participants were set at from 10% to 40% of each participant's base salary, depending on the level of responsibility of the participant, and reflected the average for bonus targets from a broad spectrum of comparable size companies. In fiscal 1998, the Chief Executive Officer earned the maximum bonus of $787,500.

     Long-term incentives are provided through awards under stock option and restricted stock plans. Under the stock option plan, executives and other key employees may be awarded options to purchase Company stock, which in the past have always been at a purchase price of fair market value on the date of grant. Awards under the stock option plan are designed with the intention of promoting the success of the Company and retention of the executive with the Company in a manner that produces value to the employee only when there is a corresponding increase in value to all shareholders. Awards of restricted stock have been made to senior executives in conjunction with the granting of
stock options.   Executives may vote and receive dividends on unvested
restricted stock.

     Long-term incentives for the senior executives have been awarded in a combination of stock option and restricted stock awards. Restricted stock has been awarded only in conjunction with the granting of stock options and subject to restrictions that the Compensation Committee established at the time of the award. Rights to transfer the restricted stock by the executive vest only upon the satisfaction of all restrictions. For the past five years, the Company has awarded annually a combination of stock option and restricted stock awards to the Chief Executive Officer and the Chief Operating Officer and during the past year made awards to the other executive officers. All stock options were granted with exercise prices of market value at the dates of grant, and the restricted stock was awarded in amounts generally representing 25% of the shares subject to stock options. The grants during the past year of restricted stock and stock options vest over a four-year period. The Compensation Committee, however, has determined to discontinue the use of restricted stock as part of long-term compensation and will award restricted stock in the future only in exceptional circumstances. The amount of awards to each executive were determined to reward the executive for Company and stock performance and to provide incentives for the executive to remain with the Company. The number of currently held options by each executive was not considered in making stock option and restricted stock awards. During the 1998 fiscal year, the Chief Executive Officer was awarded 50,000 shares of restricted stock in conjunction with the granting of options to purchase 77,500 shares under the stock option plan.


                                                  COMPENSATION COMMITTEE

                                                      Craig C. Gordon
                                                     James M. Hoak, Jr.


Company Stock Performance Graph

     The following graph provides an indicator of the percentage change during the Company's last five fiscal years of cumulative total shareholder return, assuming the reinvestment of dividends, of the Company's Common Stock, the S&P 500 Index and the peer group, consisting of 13 specialty and department store retail companies.

                         1993 1994 1995 1996 1997 1998
                         ---- ---- ---- ---- ---- ----
Pier 1 Imports, Inc.     100   76   87  123  164  382

S&P 500 Index            100  108  116  157  197  267

Peer Group               100   92   82   86  115  198

     The companies comprising the peer group are The Bombay Co., Inc., Charming Shoppes, Inc., Dayton Hudson Corporation, Dillard Department Stores, Inc., The Gap, Inc., The Home Depot, Inc., The Limited, Inc., Michaels Stores, Inc., Nordstrom, Inc., The Sherwin-Williams Company, Toys "R" Us, Inc., Wal-Mart Stores, Inc., and Walgreen Co.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1988, the Company loaned Mr. Johnson $1,191,928 for the purchase of shares of the Company's Common Stock in the open market. The loan was evidenced by an unsecured promissory note which was payable on demand, and if no demand was made, on December 31, 1997. The note accrued interest at a floating rate of interest equal to 0.5% over the daily weighted average interest rate applicable to the Company's variable rate indebtedness. The note provided that no less than one-half of the accrued interest will be due and payable on each December 31 and that the remaining accrued interest, as of each December 31, would be added to the principal amount of the note. The loan was granted in conjunction with the termination of 91,080 stock options and the grant of other options to acquire 45,540 shares of Common Stock. Mr. Johnson was permitted to elect to maintain the above-stated options or to surrender for termination such options, and in consideration therefor, be granted options to purchase 50% of the shares subject to the terminated options at an option price equal to the fair market value of the shares on the date of grant and be loaned funds by the Company to purchase up to 100% of the shares subject to the terminated options. On October 24, 1997, Mr. Johnson paid off the remaining balance due under the loan.

     In August 1996, the Company loaned Mr. Mangum $100,000 relating to the purchase of a residence. The loan was evidenced by an unsecured promissory note which was payable on demand, and if no demand was made, on August 30, 1998, the note accrued interest at a floating rate of interest equal to 1% above the prime rate as established by Texas Commerce Bank from time to time. On June 12, 1997, Mr. Mangum paid off the remaining balance due under the loan.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners with respect to the last fiscal year were observed, except that due to an error by the Company one report each was filed late by Charles R. Scott and J. Rodney Lawrence.


     PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
               INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK

     On March 19, 1998, the Board of Directors adopted, subject to Shareholder approval, an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 500,000,000 shares. As of May 6, 1998, the Company had ________________ shares of Common Stock outstanding. After giving effect to shares reserved for future issuance under the Company's employee benefit stock plans, reserved for conversion of the Company's 5 3/4% Convertible Notes and reserved for exercise of outstanding rights issued pursuant to the shareholder rights plan, approximately 41,000,000 shares of Common Stock are presently available for issuance. If this amendment is approved by Shareholders, an additional 300,000,000 shares of Common Stock will be available for issuance. No change is proposed for the 5,000,000 presently authorized and unissued shares of Preferred Stock.

     The Board believes it is in the best interests of the Company and its Shareholders to increase the authorized number of shares of Common Stock. The additional shares will provide an adequate supply of Common Stock for possible future transactions, such as stock dividends or splits, the sale of stock to raise additional capital, acquisitions of other businesses or properties where the use of Common Stock is deemed advantageous, implementation of other employee benefit and stock option plans, the potential exercise of Rights issued in connection with outstanding Common Stock as explained in the following paragraph, and other general corporate purposes. The Company has no present plan to issue shares of the Common Stock proposed to be authorized. The Board would have sole discretion, however, to authorize the issuance of the additional shares of Common Stock from time to time for any corporate purpose without further action by Shareholders, except as required by law or by rules of the New York Stock Exchange.

     Under certain circumstances, the Company could use additional shares of Common Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company or could privately place such shares with purchasers who might side with the Board in opposing a hostile takeover bid. The Company has no present intention to issue Common Stock for any such purposes. In December 1994, the Company distributed to Shareholders one Common Stock Purchase Right (a "Right") that expires in December 2004 for each outstanding share of Common Stock. One Right has been and will be issued with respect to each additional share of Common Stock issued after December 21, 1994, prior to the earliest of the time the Rights become exercisable, expire or are redeemed. The issuance of Rights may deter attempts to acquire the Company in a manner or on terms not approved by the Board. Each Right, upon becoming exercisable, will entitle the holder to purchase at a specified exercise price one share of Common Stock. The Rights will become exercisable after the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days (or such later date as determined by the Board of Directors) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the outstanding common stock. If the Company were acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power were sold, proper provision would be made so that each Right would entitle its holder to purchase, upon the exercise of the Right at the then current exercise price, that number of shares of common stock of the acquiring company having a market value of twice the exercise price of the Right. If any person or group were to acquire beneficial ownership of 15% or more of the Company's outstanding common stock, each Right would entitle its holder (other than such acquiring person whose Rights would become void) to purchase, upon the exercise of the Right at the then current exercise price, that number of shares of the Company's common stock having a market value on the date of such 15% acquisition of twice the exercise price of the Right. The Board of Directors may at its option, at any time after such 15% acquisition but prior to the acquisition of more than 50% of the Company's outstanding common stock, exchange all or part of the then outstanding and exercisable Rights (other than those held by such acquiring person whose Rights would become void) for common stock at an exchange rate per Right of one-half the number of shares of common stock receivable upon exercise of a Right. The Board of Directors may, at any time prior to such 15% acquisition, redeem all the Rights at a redemption price of $.01 per Right.

     The Board proposes that the first paragraph of Article Fourth of the Company's Certificate of Incorporation be amended to read as follows:

          "FOURTH: The number of shares of stock which the corporation shall have authority to issue is five hundred million (500,000,000) shares of Common Stock having a par value of one dollar ($1.00) per share and five million (5,000,000) shares of Preferred Stock having a par value of one dollar ($1.00) per share."

     Adoption of the amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                               OTHER BUSINESS

     No other matters are scheduled to be presented for action at the meeting other than the matters described in this Proxy Statement. If any other business should properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

Relationship with Independent Auditors

     The Board of Directors of the Company annually selects independent public accountants to serve as auditors for the upcoming fiscal year. The Board plans to select auditors for the 1999 fiscal year at the meeting of the Board of Directors which follows the Annual Meeting of Shareholders.

     The Board of Directors appointed Ernst & Young LLP as auditors for the Company for fiscal year 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if he or she so desires and to respond to appropriate questions from Shareholders.

Shareholder Proposals for 1998 Annual Meeting

     The date by which Shareholder proposals must be received by the Company for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders is January 20, 1999.

Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. The services of Shareholder Communications Corporation will be employed for the purpose of facilitating the solicitation. The fees of Shareholder Communications Corporation in this connection will be borne by the Company and are not expected to exceed $5,000 plus mailing and delivery expenses. In addition to solicitations by mail, officers and regular employees of the Company may solicit proxies personally and by telephone or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.


                           YOUR VOTE IS IMPORTANT

     You are encouraged to let us know your preference by completing and returning the enclosed proxy card.


                                        J. Rodney Lawrence
                                             Secretary

May 20, 1998

                                  APPENDIX


                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102

                                    PROXY

     Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, June 25, 1998

     The undersigned hereby appoints CLARK A. JOHNSON, MARK L. HART, JR. and
J. RODNEY LAWRENCE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Pier 1 Imports, Inc. held of record by the undersigned on May 6, 1998, at the annual meeting of shareholders to be held at 10:00 a.m. local time on June 25, 1998, at the Fort Worth Club, Horizon Room, 306 West 7th Street, 12th Floor, Fort Worth, Texas, and any adjournment thereof.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the directors nominated, "FOR" the Amendment to the Company's Certificate of Incorporation.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed and dated on the reverse side)
-----------------------------------------------------------------------------
                                Please mark your votes as
                                indicated in this example [x]


Item 1. Election of Directors

FOR all nominees [ ]     WITHHOLD AUTHORITY to vote   [ ]   *EXCEPTIONS [ ]
listed below             for all nominees listed below

Nominees: Clark A. Johnson, Marvin J. Girouard, Sally F. McKenzie, James M.
          Hoak, Jr., Martin L. Berman and Craig C. Gordon

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space below.)

*Exceptions _______________________________________________________________

Item 2. Approval of the proposed amendment to the Company's Certificate of Incorporation.

        FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

Item 3. In their discretion, the Proxies are authorized to vote as described in the Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.


Change of Address and/or [ ]    Please date, sign and return promptly in the
Comments Mark Here              enclosed envelope.




Signature___________________ Signature_____________________ Date_____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administer, trustee or guardian, please give full title as such.

-----------------------------------------------------------------------------

                              VOTE BY TELEPHONE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CALL TOLL FREE ON A TOUCH-TONE TELEPHONE 1-800-_________ ANYTIME.

THERE IS NO CHARGE FOR THIS CALL.

You will be asked to enter the 11-digit Control Number located in the box in the lower right of this form.

OPTION A:           To vote as the Board of Directors recommends on ALL
                    items, press 1

OPTION B:           If you choose to vote on each item separately, press 0.
                    You will hear these instructions:

                    Item 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

                    Item 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                    When asked, you must confirm your vote by pressing 1.